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                                                                     Exhibit 5.1

                     [Letterhead of Naschitz, Brandes & Co.]

                                   B/422/116

                          Tel-Aviv, September 27, 2004

BackWeb Technologies Ltd.
10 Ha'amal Street, Park Afek
Rosh Ha'ayin 48092
Israel

Ladies and Gentlemen:


     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by BackWeb Technologies Ltd. (the "Company") on or about September 27, 2004 under the Securities Act of 1933, as amended, with respect to Ordinary Shares of the Company available for issuance under the Company's 1996 Israeli Employee Stock Option Plan, the Company's 1998 U.S. Stock Option Plan and the Company's 1999 Employee Stock Purchase Plan (together, the "Plans").

     As special Israeli counsel for the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that, when such Ordinary Shares are issued and sold pursuant to the applicable provisions of such Plans and in accordance with the Registration Statement, such Ordinary Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                               Very truly yours,

                                               /s/ NASCHITZ, BRANDES & CO.
                                               ---------------------------
                                               Naschitz, Brandes & Co.